CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2023, relating to the financial statements and financial highlights of Siren DIVCON Leaders Dividend ETF, Siren DIVCON Dividend Defender ETF, and Siren Nasdaq NexGen Economy ETF, each a series of Siren ETF Trust for the year ended March 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 28, 2023